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                                                                   EXHIBIT 10.15


                                  LEASE RENEWAL



This LEASE RENEWAL ("Renewal") is entered into as of August 17, 2000 by and between BISYS, INC. ("Tenant") and DAVIS ENTERPRISES ("Landlord").

Whereas Tenant and Landlord have entered into that certain AGREEMENT OF LEASE ("Lease") dated November 29, 1990 with respect to the Springdale Business Center, Units 6 through 14 consisting of 35,625 square feet as shown cross-hatched on Exhibit "A", and desire to modify certain terms and provisions of the Lease as set forth herein.

NOW THEREFORE, intending to be legally bound, the parties hereto agree:

1. Any term not defined herein shall have the definition specified in the Lease.

2. Under the terms of Section 1 of the Lease, Tenant agrees to incorporate into the Demised Premises Unit #6. The Demised Premises shall now consist of a total of 35,625 useable square feet at the Springdale Business Center in Cherry Hill, New Jersey.

3.   Completion of Tenant Fit-Up Work.

     (a) Landlord shall have the reasonable right to approve Tenant's plans (the "plans") and specifications (the "Specifications") for the Tenant's fit-up work. Said Plans and Specifications shall be provided to Landlord within a reasonable time after the execution of this Lease Renewal, and with Landlord's reasonable approval, shall be attached hereto as Exhibits "B" (Plans) and "C" (Specifications). Tenant's construction will not materially deviate from the Plans or Specifications without Landlord's consent, such consent not to be unreasonably withheld, delayed or conditioned. If Landlord has not responded to Tenant's request for approval of the Plans within 10 days of submission of the same, all Plans shall be deemed to be approved as of the date of submission.

     (b) Tenant shall perform the fit-up work at Tenant's expense; however, Landlord shall pay to Tenant the amount of Five Hundred Thirty Four Thousand Three Hundred Seventy Five Dollars ($534,375) in the following manner: Tenant shall submit three (3) "Requests for Draw", each in the amount of One Hundred Seventy Eight Thousand One Hundred Twenty Five Dollars ($178,125), to be submitted on the following dates:

          (1)  August 1, 2000

          (2) The date when Tenant provides proof to Landlord that all ROUGH inspections (plumbing, electrical, fire, and building) have taken place and have been approved by the building inspector, and that all contractors have been paid in full and have released all claims.

          (3) The date when Tenant provides proof to Landlord that all FINAL inspections (plumbing, electrical, fire, and building) have taken place and have been approved by the building inspector, proof that Tenant has received its Certificate of Occupancy, and proof that all contractors have been paid in full and have released all claims.
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         In no event are these reimbursed tenant fit-up expenses to be used as a credit toward rent.

         If there is any money remaining after the completion of the initial Tenant fit-up, Landlord will retain those funds until such time as Tenant wishes to use them for any capital improvement (carpet, interior walls, paint, electrical work, or plumbing), up until August 1, 2005. If tenant has not used these funds by August 1, 2005, they may be added to the $178,125.00 allocated for Tenant's additional fit-up work to be performed after Year 5 (see below). If Tenant does not use these funds for additional fit-up work, these funds shall be retained by Landlord.

         If after Year 5 (August 1, 2005) Tenant performs additional fit-up work at Tenant's expense, providing there is no Event of Default, Landlord shall pay to tenant up to the amount of One Hundred Seventy Eight Thousand One Hundred Twenty Five Dollars ($178,125), plus any unused amount from the initial Tenant fit-up work, in the following manner:
         Tenant shall submit three (3) "Requests for Draw", each in the amount of Fifty Nine Thousand Three Hundred Seventy Five Dollars ($59,375). This amount will be paid in three (3) equal installments as follows:

         (1) Between August 1, 2005 and November 1, 2005

         (2) The date any time after the payment described in (1) has been made, and Tenant provides proof to Landlord that all ROUGH inspections (plumbing, electrical, fire, and building) have occurred and have been approved by the building inspector, and that all contractors have been paid in full and have released all claims.

         (3) The date when Tenant provides proof to Landlord that all FINAL inspections (plumbing, electrical, fire and building) have taken place and have been approved by the building inspector, proof that Tenant has received its Certificate of Occupancy, and proof that all contractors have been paid in full and have released all claims.

         In no event are these reimbursed tenant fit-up expenses to be used as a credit toward rent.

         (c) Landlord's payment of each of the three installments of $178,125 and each of the three installments of $178,125 and each of the three installments of $59,375 shall be due within (30) days after Landlord's receipt of Tenant's Request for Draw accompanied by such proof.

         (d) If Landlord fails to timely pay any installment of the fit-up allowance to Tenant, then such installment shall be applied as a credit against the next Rent(s) due.

         (e) Tenant's fit-up work shall not be of lesser quality then as may be described on Landlord's base building Specifications attached as Exhibit "C" hereto.

         (f) In connection with Tenant's work, Landlord shall reasonably cooperate with Tenant (for example, and without limitation: executing and delivering such documents and applications as Tenant may reasonably request for permits, consents and other approvals; scheduling of contractors; providing access).

         (g) Tenant must fulfill the following requirements:
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             (i)   Landlord reserves the right to approve the Tenant's general contractor, such approval no to be unreasonably withheld.

             (ii)  Tenant must provide Landlord with Builder's Risk Insurance.

             (iii) Before the commencement of work, Tenant's general contractor must provide Landlord with a Certificate of General Liability Insurance in the amount of three million dollars ($3,000,000), naming Landlord as Additional Insured.

             (iv) Tenant's work must not unreasonably interfere with the quiet enjoyment of the other tenants of the building.

             (v) Tenant must provide Landlord with 24 hours notice prior to shutting down electrical, fire protection, or any other service to the building;

             (vi) Prior to taking occupancy of the space, Tenant must provide Landlord with a Certificate of Occupancy from the township.

4.   The first paragraph of Section 4 of the Lease shall be changed to read:

         (4) Term. The term of this lease shall commence on August 1, 2000 and terminate on July 31, 2011 (eleven years).

                  Notwithstanding the foregoing provisions of Article 4 to the contrary, tenant shall have the option to renew the term of this Lease for 1 (one) additional period of 5 (five) years, providing tenant gives notice of renewal 180 days prior to the termination date of this Lease, and only if Tenant is not then in default, or, but for the giving of notice or passage of time, would be in default, and further providing that during the Term of the Lease, there has been no default which has not been cured.

                  The Minimum Annual Rent for each year of the renewal period shall be increased (subject to increases in the "Additional Rent") by 4% calculated annually, or the percentage of increase, if any, in the Consumer Price Index for Urban Wage Earners (CPI-W) U.S. City Average, whichever is higher.

5. Landlord acknowledges that in accordance with Section 5 of the Lease, Tenant has already paid a security deposit and said security deposit shall not be adjusted under the terms of the Renewal.

6.   The first sentence of Section 6 (a) of the Lease shall be changed to read:

     (a) Minimum Annual Rent. Tenant shall pay Minimum Annual Rent of $453,862.50 in equal monthly installments of $37,821.88 (per Exhibit "D" attached hereto), without notice or demand, and without set-off, in advance, made payable and delivered to Davis Enterprises on the first day of the calendar month during the term of this Lease.

7. In the first sentence of Section 6 (b) (i) of the Lease ("Annual Operating Costs"), the number shall be changed to $0.86.

8. In the first sentence of Section 6 (b) (ii) of the Lease ("Taxes"), the number shall be changed to $1.63.
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9.   Right of First Offer.

     (a) Tenant shall have the Right of First Offer for any adjacent space in the Building, as such space becomes available for leasing by Landlord, provided that: (1) this Lease is then in full force and effect; (2) no Event of Default then exists hereunder; and (3) Tenant has given notice of its intention to exercise its Right of First Offer and to amend this Lease accordingly. The rental rate for the expansion space will be as per Exhibit "D" of this Lease. Tenant shall accept the expansion space "as is".

     The exercise of Tenant's Right of First Offer shall be further subject to the following:

                  (i) Should Landlord receive an acceptable offer from a third party for the leasing of all or part of the adjacent space, Landlord will notify Tenant in writing, and Tenant shall then have five (5) business days to notify Landlord in writing that Tenant agrees to lease the same space under the terms and conditions set forth above.

                  (ii) Landlord may accept the third party's offer if Tenant declines or fails to reply in a timely manner within the five (5) business day period specified above. However, if Landlord does not enter into a lease with such third party on the terms and conditions set forth in the offer submitted for Tenant's review, then Tenant's Right of First Offer shall continue to apply to such space.

     (b) Upon exercising its Right of First Offer in a timely manner, Tenant shall promptly enter into a modification of this Lease with Landlord to incorporate the subject space into this Lease, and to revise the Rent accordingly.

     (c)     Time is of the essence.


10. Landlord shall use its best efforts to obtain and furnish to Tenant a non-disturbance agreement executed by the existing mortgagee and each future mortgagee of the Property during the term of this Lease.

11. To the extent not revised by the provisions of this Renewal, all other terms and conditions of the Lease dated November 29, 1990 remain in full force and effect.

12.  Early Termination.

     Notwithstanding any provision in this Lease to the contrary, on or after the Commencement of Year 6 of this Lease (August 1, 2006), Tenant shall have the right to terminate this Lease (i) upon giving Landlord 6 months' written notice of its intent to terminate, and (ii) remitting to Landlord at the time of such notice the sum of $600,000.00. Said termination shall be effective 6 months from the date of Landlord's receipt of said written notice and payment.

13. The term "fit-up work" shall refer to improvements made to the Premises such as telecommunications, carpet, interior walls, work stations, wallpaper, electricity, plumbing, etc. It shall not refer to improvements such as trade fixtures, shelving, artwork, or any other item of a nonpermanent nature.

14.  Satellite Antenna.
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     During the term of this Lease Renewal and any renewal thereof, Tenant shall have the right to install upon the roof a satellite earth station antenna in a location and size to be mutually agreed upon by both Landlord and Tenant, Landlord's consent not to be unreasonably withheld, conditioned, or delayed. The installation shall be made by Landlord's roofing contractor in a manner so as not to damage the building or roof, or void any applicable warranties, and further subject to Landlord's consent and approval, which shall not be unreasonably withheld, conditioned, or delayed. All costs of the installation and subsequent removal of the satellite antenna upon the termination of this Lease shall be borne exclusively by Tenant (including the cost of obtaining any required permits). Upon removing the satellite antenna, Tenant shall make all efforts to restore the roof to its original condition.

15. This Lease Renewal, together with the Lease, constitutes the entire agreement between the parties with respect to the subject matter herein, and merges any prior or contemporaneous discussions and understandings. This Lease Renewal can only be modified by a written document executed by both parties.



IN WITNESS WHEREOF, the parties have caused this Lease Renewal to be executed as of the date first set forth above.

ACKNOWLEDGED AND ACCEPTED FOR:

BISYS, INC.                                 DAVIS ENTERPRISES

By:      /s/ William W. Neville             By:      /s/ Mitchell R. Davis
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                                                     Mitchell R. Davis

Print Name:  William W. Neville
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Date:    August 15, 2000                    Date:    August 17, 2000
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